Exhibit 15.2
Fahn Kanne & Co. Head Office 32 Hamasger Street Tel-Aviv 6721118, ISRAEL PO Box 36172, 6136101 T +972 3 7106666 F +972 3 7106660 www.gtfk.co.il

CONSENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 30, 2026, with respect to the consolidated financial statements included in the Annual Report of IM Cannabis Corp. on Form 20-F for the year ended December 31, 2025. We consent to the incorporation by reference of said report in the Registration Statements of IM Cannabis Corp. on Form F-10 (File No. 333-254255) and on Forms F-3 (File No. 333-288346, File No. 333-289571, and File No. 333-293236).

/s/ FAHN KANNE & CO. GRANT THORNTON ISRAEL
FAHN KANNE & CO. GRANT THORNTON ISRAEL

Tel-Aviv, Israel
March 30, 2026

Certified Public Accountants
Fahn Kanne & Co. is the Israeli member firm of Grant Thornton International Ltd.